SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 15, 2001

Xcel Energy, Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or other jurisdiction of incorporation)

1-3034	41-0448030
(Commission File Number)	(IRS Employer Identification No.)

800 Nicollet Mall, Mpls, MN	55402
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	612-330-5500

(Former name or former address, if changed since last report)

Item 5. Other Events

As previously reported, Xcel Energy Inc.'s wholly owned subsidiary, Cheyenne Light, Fuel and Power Co. (Cheyenne), has begun implementing the changes required to transition from a full requirements customer of Pacificorp to an operating utility.  Based on current market conditions, Cheyenne’s total purchased power costs are projected  to increase approximately $80 million in 2001, with costs anticipated to fall each year thereafter. Historically, purchased power and gas costs have been  recoverable in rates charged to Cheyenne’s Wyoming customers through an electric cost adjustment mechanism.

As a result of these expected cost increases, the Wyoming Public Service Commission (WPSC) has initiated a regulatory review process, including hearings on the impact of the increases on Cheyenne’s customers.

On March 15, 2001, Cheyenne filed an application with the WPSC for an electric cost adjustment increase, with certain first year costs to be deferred.  Of the  projected increase for 2001, Cheyenne has requested that an estimated $61 million  be deferred, with such deferred amounts to be recovered in future customer rates  through  2006.

# # #

This report includes forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words "anticipate," "estimate," "expect," "objective," "outlook," "possible," "potential" and similar expressions.  Actual results may vary materially.  Factors that could cause actual results to differ materially include, but are not limited to:  general economic conditions, including their impact on capital expenditures; business conditions in the energy industry; competitive factors; unusual weather; changes in federal or state legislation; regulation; risks associated with the California power market; currency translation and transaction adjustments; the higher degree of risk associated with Xcel Energy’s nonregulated businesses compared with Xcel Energy’s regulated business; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Exhibit 99.04 to Xcel Energy’s report on Form 8-K filed Aug. 21, 2000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xcel Energy Inc.
(a Minnesota Corporation)

/s/
David E. Ripka
Vice President and Controller

March 15, 2001